Exhibit 10.10

MYRIAD PHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into by and between Myriad Pharmaceuticals, Inc. (hereinafter referred to as the “Company”), and              (hereinafter referred to as “Employee”).

In consideration of the undersigned’s employment, compensation, and other valuable consideration and mutual covenants contained herein, the parties agree as follows:

1. At Will Employment. The Company employs Employee on an at-will basis, which means that either Employee or the Company can terminate the employment relationship at any time for any reason, with or without notice or cause. Employee’s employment with the Company is not for any particular period of time. No manager or supervisor of the Company has authority to modify or alter the Company’s at-will employment relationship with Employee, and any statements or promises contrary to at-will employment may not be relied upon by Employee. Employee’s at-will employment with the Company may not be modified or changed in any way, except through a new written employment agreement signed by the President and CEO of the Company and Employee.

2. Compensation. In consideration for the obligations entered into by Employee, the Company initially shall pay Employee in full for Employee’s services hereunder at the rate of $             per year/hour, commencing on the      day of                     , 2009.

3. Duties. Employee shall at all times faithfully, industriously, and to the best of his/her ability, experience, and talents, perform all of the duties that may be required of him/her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Without the Company’s expressed written approval, signed by an officer of the Company, Employee shall not, directly or indirectly, in any manner or in any capacity, engage in an outside business endeavor of any kind which: (a) is in the fields of pharmaceutical, biotechnology, or genetic products, services, or research, or would be in competition with the existing or foreseeable future business operations of the Company; or (b) requires a level of time and attention so as to not enable the Employee to fully perform his/her duties in the manner as agreed to herein.

4. Inventions or Improvements. Any inventions, discoveries, know-how, or improvements, which Employee may conceive, make, invent, or develop during his/her employment by the Company, relating to any matter or thing, including but not limited to genetic maps, genes, gene sequences, material containing a DNA sequence, gene products, protein molecules, nucleic acid molecules, monoclonal antibodies, pedigrees, genealogy data, germplasm, bacterial artificial chromosomes (BACs), contigs, cell lines, microorganisms, biologically active compounds, drug screens, processes, and methods of gene identification or gene sequencing, that may be connected in any way with Employee’s work or related in any way to the Company’s business or the Company’s foreseeable future business, whether or not they result from work performed during normal working hours, shall be the absolute property of the Company and shall be promptly disclosed to the Company by Employee. Employee agrees that he/she will, at the request of the Company, at any time during his/her employment or thereafter, assign to the Company the rights to said inventions and improvements and any patent applications filed or patents granted thereon.

5. Nondisclosure and Nonuse of Information. Employee agrees that during his/her employment and thereafter, he/she will not use or disclose to any person, agency, company, business, or organization, unless authorized by the Company, any confidential or proprietary information concerning the Company, including but not limited to any inventions, discoveries, know-how, improvements, processes, products, services, proposals, solicitations, negotiations, customers, manner and method of operations, trade secrets, business plans, financial information, salary information of other Myriad employees and the like. Employee understands that confidential information may be submitted to Employee by other persons or businesses and agrees to treat that confidential information with the same degree of care afforded to confidential information proprietary to the Company.

6. Noncompetition Agreement. Employee agrees that during the term of his/her employment, and for a period of one (1) year following the voluntary or involuntary termination of employment, Employee will not compete with the Company in any substantive matter or area of the Employee’s work responsibilities while at the Company. Employee agrees that he/she will not use the Company’s name, facilities, confidential material, trade secrets, know-how, or privileged information to solicit from any agency, company, business, or organization, work that would result in income or compensation of any form to Employee or another company or business organization.

7. Nonsolicitation Agreement

a. Nonsolicitation of Customers. During the period of Employee’s employment, and for a period of one (1) year following the voluntary or involuntary termination of employment with the Company, Employee will not solicit the business being provided by the Company to any customer of the Company or any business of any customer of the Company for use in any activities in competition with activities of the Company of which Employee acquired knowledge and/or with whom Employee had contact during his/her period of employment relationship with the Company.

b. Nonsolicitation of Employees. During the period of Employee’s employment, and for a period of one (1) year following the voluntary or involuntary termination of employment with the Company, Employee agrees not to recruit or solicit any employees (including consultants and independent contractors) of the Company to work for Employee or any other person or company.

As used above in Sections 7a and 7b, the terms recruit and solicit include, but are not limited to, providing names of employees of the Company, information about employees of the Company, providing Company’s proprietary information to another individual, or entity, and allowing the use of Employee’s name by any company (or any employees of any other company) other than the Company, in the solicitation of the business of Company’s customers.

8. Right to Deduct From Pay. Employee agrees to reimburse and pay the Company for all amounts due and owing the Company by Employee arising from or related to Employee’s employment with the Company, including Employee’s termination of employment (hereinafter referred to as the “Reimbursement Amount”). The Company may deduct all or any portion of the Reimbursement Amount from one or more of Employee’s paychecks or other payments to Employee, including any final paycheck due and owing Employee upon Employee’s termination of employment with Company. By way of illustration and not limitation, Reimbursement Amounts shall include any amounts paid by the Company, either to a third party on behalf of Employee or to Employee by way of reimbursement, for moving, relocation, temporary housing and/or other related expenses where the Employee’s employment with the Company is terminated voluntarily or involuntarily for cause within 12 months of Employee’s first day of work. Reimbursement Amounts may also include the cost of any equipment, including computers, mobile telephones, or other property of the Company, which is not returned to the Company upon the termination of Employee’s employment with the Company. Finally, the Reimbursement Amount may also include any amounts which were improperly submitted to, and reimbursed by, the Company.

9. Governing Law and Forum. The parties hereto agree that the terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to conflicts of law principles. Any litigation between the parties concerning this Agreement, or any claim or lawsuit relating to Employee’s employment with the Company, including termination, must be filed no more than six (6) months after the date of the employment action that is the subject of the claim or lawsuit, and Employee waives any statute of limitations to the contrary and any right to a jury trial. Any such litigation, claim or lawsuit shall only be filed in a state or federal court in and for Salt Lake County.

10. Severability. If any provisions hereof should be held invalid, illegal, or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that would render any provisions hereof prohibited or unenforceable in any respect.

11. Entire Agreement. This Agreement supercedes any prior agreement or understandings between Employee and Company with respect to employment, noncompetition, nonsolicitation and nondisclosure, and constitutes the entire agreement between Employee and Company. No modification or amendment of this Agreement shall be effective unless made in writing and signed by Employee and Company.

12. Representations and Warranties. Employee represents and warrants to the Company that:

a.	All prior confidentiality and non-compete agreements with former employers have been disclosed to the Company.

b.	All proprietary or confidential materials that are the property of a former employer have been returned to such former employer.

c.	Employment with the Company will not violate any prior confidentiality or non-compete agreements and will not result in misappropriation of another company’s trade secrets.

13. Non-Violation of Prior Agreements. Employee acknowledges that any misuse of a prior employer’s confidential information or trade secrets or any intellectual property which is proprietary to any other person or business or violation of a prior non-compete agreement, are not authorized by Company and are outside the scope of Employee’s job responsibilities at the Company.

14. Damages and Injunctive Relief. Employee acknowledges and agrees that any violation of the terms of this Agreement will result in serious and irreparable damage to Company, and agrees that Company will be entitled to seek appropriate remedies for those damages, including, without limitation, injunctive relief to enforce any provision of this Agreement.

15. Attorneys’ Fees. In the event of any litigation between the parties relating to this Agreement or its subject matter, including Employee’s employment with the Company, or Employee’s termination of employment, the prevailing party shall be entitled to receive from the nonprevailing party any and all reasonable costs, including attorneys’ fees, incurred by the prevailing party in connection with such litigation.

16. Employee Acknowledgment. Employee acknowledges that he/she has carefully read and understands all of the provisions of this Agreement and is signing it voluntarily and without coercion. Employee further acknowledges that he/she has been given the opportunity to consult with an attorney or advisor and that entering this Agreement is a conscious decision with full appreciation of its consequences.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this      day of                     , 2009.

EMPLOYEE:

Print Name:

Signature:

Position:

COMPANY:

Print Name:	Barbara Berry.

Signature:

Position:	Sr. Vice President, Human Resources, Myriad Pharmaceuticals, Inc.